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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                             Asia Web Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04518C100
               --------------------------------------------------
                                 (CUSIP Number)


                                Craig Van De Mark
                            1001 McKinney, Suite 1900
                               Houston Texas 77002
                                 (713) 265-0265

   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                 April 17, 2001
               --------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                PAGE 1 OF 4 PAGES
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CUSIP No. 04518C100                    13D                 Page 2   of 4  Pages
          ---------                                            ---    ---


-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Selim K. Zilkha, as Trustee of the Selim K. Zilkha Trust
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  / /
                                                                      (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America
-------------------------------------------------------------------------------
   NUMBER               (7)  SOLE VOTING POWER
     OF                      -0-
   SHARES              --------------------------------------------------------
BENEFICIALLY            (8)  SHARED VOTING POWER
   OWNED                     -0-
     BY                --------------------------------------------------------
    EACH                (9)  SOLE DISPOSITIVE POWER
  REPORTING                  -0-
   PERSON              --------------------------------------------------------
    WITH                (10) SHARED DISPOSITIVE POWER
                             -0-
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     -0-
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 04518C100                    13D                 Page 3   of 4  Pages
          ---------                                            ---    ---


-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Selim K. Zilkha Trust
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  / /
                                                                      (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America
-------------------------------------------------------------------------------
   NUMBER               (7)  SOLE VOTING POWER
     OF                      -0-
   SHARES              --------------------------------------------------------
BENEFICIALLY            (8)  SHARED VOTING POWER
   OWNED                     -0-
     BY                --------------------------------------------------------
    EACH                (9)  SOLE DISPOSITIVE POWER
  REPORTING                  -0-
   PERSON              --------------------------------------------------------
    WITH                (10) SHARED DISPOSITIVE POWER
                             -0-
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     -0-
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     00; Trust
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
----------------------                                   -----------------------
CUSIP NO. 04518C100                                           PAGE 4 OF 4 PAGES
----------------------                                   -----------------------


     This Amendment No. 1 to Schedule 13G is being filed to report that pursuant to a Settlement Agreement, dated as of April 17, 200l, (i) the transaction between Asia Web Holdings, Inc. ("Asia Web") and the Zilkha Trust dated June 23, 2000, was rescinded and terminated. The Zilkha Trust returned to Asia Web 1,000,000 share of Asia Web Series B Preferred Stock and all warrants it had received.

     Neither the Zilkha Trust nor any affiliate thereof owns any securities of Asia Web.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 9, 2001

                                       /s/ SELIM K. ZILKHA
                                       -----------------------------------------
                                       Selim K. Zilkha, as Trustee of the
                                       Selim K. Zilkha Trust


                                       /s/ SELIM K. ZILKHA
                                       -----------------------------------------
                                       Selim K. Zilkha